July 1, 2019

JPMorgan Trust I

277 Park Avenue

New York, NY 10172

Dear Sirs:

J.P. Morgan Investment Management Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend and interest1 expenses on securities sold short, interest, taxes, expenses related to Trustee elections, expenses related to litigation and potential litigation, and extraordinary expenses not incurred in the ordinary course of each Fund’s business.

In addition, each of the Non-Money Market Funds (as identified on Schedule A) may invest in one or more money market funds advised by the J.P. Morgan Investment Management Inc. or its affiliates (“affiliated money market funds”). The JPMorgan Service Providers as a Non-Money Market Fund’s adviser, shareholder servicing agent and/or administrator hereby contractually agree to waive fees and/or reimburse expenses in an amount sufficient to offset the respective net fees each collects from the affiliated money market funds on such Non-Money Market Fund’s investment in such money market funds. This waiver does not apply to each Non-Money Market Fund’s investments in affiliated money market funds made with cash received as collateral from securities lending borrowers.

The JPMorgan Service Providers understand and intend that each Fund will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing each Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permit each Fund to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc. JPMorgan Distribution Services, Inc.

By:

Accepted by: JPMorgan Trust I

By:

[1]	In calculating the interest expense on short sales for purposes of this exclusion, each Fund will recognize all economic elements of interest costs, including premium and discount adjustments.

SCHEDULE A

Non-Money Market Funds

	Class A	Class C	Class I	Class L	Class R2	Class R3	Class R5	Class R6	Class T
JPMorgan California Tax Free Bond Fund[1]	0.60%	1.10%	0.50%					0.40%
JPMorgan Corporate Bond Fund[1]	0.75%	1.25%	0.50%					0.40%
JPMorgan Emerging Markets Corporate Debt Fund[1]	1.20%	1.70%	0.95%					0.70%
JPMorgan Emerging Markets Debt Fund[1]	1.20%	1.70%	0.95%				0.80%	0.70%
JPMorgan Floating Rate Income Fund[1]	1.00%	1.50%	0.75%						1.00%
JPMorgan Global Bond Opportunities Fund[1]	0.90%	1.30%	0.65%					0.50%	0.90%
JPMorgan Income Fund[1]	0.65%	1.20%	0.40%					0.40%
JPMorgan Inflation Managed Bond Fund[1]	0.75%	1.40%	0.60%				0.55%
JPMorgan Intermediate Tax Free Bond Fund[1]	0.65%	1.20%	0.40%					0.30%	0.65%
JPMorgan Managed Income Fund[1]			0.40%	0.25%
JPMorgan Unconstrained Debt Fund[1]	0.90%	1.40%	0.65%		1.25%		0.60%	0.50%	0.90%
JPMorgan New York Tax Free Bond Fund[1]	0.75%	1.25%	0.50%					0.40%
JPMorgan Short Duration Core Plus Fund[1]	0.64%	1.14%	0.39%					0.33%
JPMorgan Strategic Income Opportunities Fund[1]	1.04%	1.54%	0.79%				0.64%	0.54%	1.04%
JPMorgan High Yield Municipal Fund[1]	0.65%	1.15%	0.55%					0.45%
JPMorgan Total Return Fund[1]	0.67%	1.32%	0.57%		1.17%		0.47%	0.42%	0.67%

1	Expense limitation is in place until at least 6/30/20.

Money Market Funds

	Capital	Institutional	Agency	Premier	Morgan	Reserve	Class C	E*Trade	Service	Direct	Investor	Eagle	Academy
JPMorgan 100% U.S. Treasury Securities Money Market Fund[1]	0.18%	0.21%	0.26%	0.45%	0.59%	0.70%
JPMorgan California Municipal Money Market Fund[1]				0.45%	0.59%			1.00%	1.05%			0.70%
JPMorgan Federal Money Market Fund[1]	0.18%	0.21%	0.26%	0.45%	0.59%
JPMorgan New York Municipal Money Market Fund[1]			0.26%	0.45%	0.59%	0.70%		1.00%	1.05%			0.70%
JPMorgan Prime Money Market Fund[1]	0.18%	0.21%	0.26%	0.45%	0.52%	0.70%	0.97%						0.18%
JPMorgan Tax Free Money Market Fund[1]		0.21%	0.26%	0.45%	0.59%	0.70%

[1]	Expense limitation is in place until at least 6/30/20.

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